Exhibit 2.4

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

dated as of July 13, 2007

by and between

Belvedere SoCal

and

Spectrum Bank

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (“Agreement”) is entered into as of July 13, 2007, among Belvedere SoCal, a corporation organized under the laws of California (“SoCal”) located in San Francisco, California, and Spectrum Bank, a California banking corporation (“Seller”), located in Irvine, California .

R E C I T A L S:

A. SoCal was established by Belvedere Capital Fund II L.P., a Delaware limited partnership (“Fund”) as a vehicle to acquire financial institutions in the Southern California area and SoCal is in the process of completing an acquisition of Professional Business Bank which is SoCal’s first acquisition (the “PBB Acquisition”).

B. SoCal and Seller believe that it would be in their respective best interests and in the best interests of Seller’s shareholders to consummate the transactions contemplated herein, pursuant to which, subject to the terms and conditions set forth herein, (i) a new wholly owned California corporation of SoCal will be formed (“Merger Corp”) and will be merged with and into Seller (the “Merger”) and (ii) immediately following the Merger, Seller will be merged (the “Bank Merger”) with and into SoCal Bank.

C. The respective boards of directors of SoCal and Seller have adopted by at least majority vote resolutions approving and authorizing the Merger, the Bank Merger, this Agreement and the transactions contemplated herein as well as the execution of such agreements.

D. Concurrently with the execution of this Agreement, SoCal is entering into certain non-compete, non-solicitation and voting agreements with the directors and executive officers of Seller which agreements are material inducements for SoCal entering into this Agreement.

E. SoCal and Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

A G R E E M E N T

IN CONSIDERATION of the premises and mutual covenants hereinafter contained, SoCal and Seller agree as follows:

ARTICLE 1

DEFINITIONS AND DETERMINATIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Adjusted Shareholders’ Equity” means the shareholders’ equity of Seller as set forth in its financial statements as of, and for, the month end preceding the Effective Date (which financial statements shall be prepared in accordance with GAAP except as otherwise noted below), minus any unrealized gains or plus any unrealized losses (as the case may be) in Seller’s securities portfolio due to mark-to-market adjustments and adding the itemized sum of (t) all amounts paid or accrued in connection with any actions taken at the written request of SoCal to the extent that such actions were not necessary to bring Seller into conformity with GAAP or any applicable Rule of any Governmental Entity, (u) Professional Fees paid by Seller, (v) the aggregate amount paid by Seller, if any, in order to satisfy its obligation to take all action as may be necessary to cancel the Seller Stock Options and any costs associated with the termination of employee benefit plans or programs, (w) the after-tax expense associated with the acceleration of vesting with respect to the outstanding Seller Stock Options (x) any retention bonuses paid after approval by SoCal, (y) any severance amounts paid upon the termination of any employee at the direction of SoCal, in such amounts as are approved by SoCal, and (z) any amounts accrued on the month end financial statements for payment as of or following the Effective Time under the Change of Control Agreements, in each case resulting from the transactions contemplated by this Agreement.

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Affiliated Investor” means any investment entity controlled by the Fund or Belvedere Capital Partners II LLC, or any investment entity which by written agreement has given the Fund or Belvedere Capital Partners II LLC control over its investment in SoCal.

“Agreement of Merger” means the Agreement of Merger substantially in the form attached as Exhibit A-I.

“Agreement of Bank Merger” means the Agreement of Bank Merger substantially in the form attached as Exhibit A-II.

“Award” means a right of any kind, contingent or accrued, to acquire or receive shares of Seller Stock or benefits measured by the value of Seller Stock, and each award of any kind consisting of shares of Seller Stock that may be held, awarded, outstanding, payable or reserved for issuance under a Seller Benefit Arrangement or Seller Stock Option Plan, other than Seller Stock Options.

“Bank Merger” shall have the meaning given such term in the Recitals.

“Benefit Arrangement” means any plan or arrangement maintained or contributed to by a Party, including an “employee benefit plan” within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

“CGCL” shall mean the California General Corporations Law.

“Certificates” shall have the meaning given such term in Section 2.5(b).

“Change in Recommendation” shall have the meaning given such term in Section 6.6.

“Change of Control Agreements” means those agreements identified on Schedule I hereof.

“Charter Documents” means, with respect to any business organization, any certificate of incorporation, or articles of incorporation and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

“Closing” means the consummation of the Merger on the Effective Day at the main office of SoCal or at such other place as may be agreed upon by the Parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Transaction” shall have the meaning given such term in Section 6.11.

“Confidential Information” means all information exchanged heretofore or hereafter between Seller and their affiliates and agents, on the one hand, and SoCal and its affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts, projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and shareholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

“Consents” means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

“DFI” means the California Department of Financial Institutions.

“Disclosure Letter” means a disclosure letter from the Party making the disclosure and delivered to the other Party.

“DPC Property” means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder's business records as such.

“Effective Day” means the day on which the Effective Time occurs.

“Effective Time” shall have the meaning given such term in Section 2.2.

“Encumbrances” means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, Rule or otherwise.

“Environmental Laws” shall have the meaning given such term in Section 4.23.

“Equity Securities” means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means U.S. Stock Transfer Corporation, or such other financial institution appointed by SoCal to reflect the exchange contemplated by Section 2.5 hereof.

“Exchange Fund” shall have the meaning given such term in Section 2.5(a).

“Executive Officer” means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation and, in the case of Seller, shall mean Seller’s Chief Executive Officer, President, Chief Credit Officer, Chief Financial Officer and Chief Information Officer.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Statements of Seller” means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Seller and the related opinions thereon for the years ended December 31, 2004, 2005 and 2006 and the unaudited statements of financial condition and statements of operations and cash flow of Seller for the three months ended March 31, 2007.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Fund” shall have the meaning given such term in the Recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“Hazardous Materials” shall have the meaning given such term in Section 4.23.

“Immediate Family” shall mean a Person’s spouse, parents, in-laws, children and siblings sharing the same household.

“Insurance Amount” shall have the meaning given such term in Section 5.6.

“IRS” shall mean the Internal Revenue Service.

“Intellectual Property” shall have the meaning given such term in Section 4.27.

“Investment Securities” means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

“Material Adverse Effect” means, with respect to any Party, any change, circumstance or effect, individually or in the aggregate, that is materially adverse (i) to the business, results of operations, prospects, or condition (financial or otherwise), of such Party and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks generally, except to the extent such change disproportionately adversely affects such Party, (B) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities, (C) actions or omissions by Seller taken with the prior written permission of SoCal or upon the recommendation of SoCal or required under this Agreement, or (D) changes, after the date hereof, in global or national or regional political conditions (including the outbreak of war or acts of terrorism) or in general or regional economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes in general or regional economic or market conditions have a disproportionate adverse effect on such Party, or (ii) to the ability of such Party to timely consummate the transactions contemplated by this Agreement.

“Merger” shall have the meaning given such term in the Recitals.

“Merger Corp” shall have the meaning given such term in the Recitals.

“Non-Compete Agreement” shall mean an agreement substantially in the form attached as Exhibit B.

“Non-Solicitation Agreement” shall mean an agreement substantially in the form attached as Exhibit C.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Operating Loss” shall have the meaning given such term in Section 4.22.

“Party” means SoCal or Seller.

“PBB Acquisition” shall have the meaning given such term in the Recitals.

“Per Share Cash Consideration” is $45.68 subject to reduction (i) by $0.01 per share for each $8,250 (or part thereof) increment by which Professional Fees exceed $475,000 at the Effective Date and (ii) by $0.01 per share for each $33,000 (or part thereof) increment by which the average daily balance of Seller’s total demand deposits (excluding automated clearinghouse funds) for the 30 days preceding the Effective Date is less than $30 million.

“Permit” means any United States federal, foreign, state, local or other license, permit, franchise, and certificate of authority, order of approval necessary or appropriate under applicable Rules.

“Person” means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

“Professional Fees” shall have the meaning given such term in Section 8.2(j).

“Proxy Statement” means the proxy statement used to solicit proxies for the Seller Shareholders’ Meeting to approve the Merger.

“Reasonable Expenses” means the reasonable and documented expenses of SoCal in connection with the Merger, the Bank Merger and the transactions contemplated hereby, including, but not limited to, legal, auditing, due diligence, data, travel and telephone, from the date that discussions of the Merger began through either the Effective Time or, if this Agreement is terminated, the date of termination.

“Related Group of Persons” means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants, and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

“Rule” means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning given such term in the introductory clause.

“Seller Benefit Arrangement” shall have the meaning given such term in Section 4.18.

"Seller Options" means the amount of Seller Stock Options outstanding at the Effective Time.

“Seller Property” shall have the meaning given such term in Section 4.23.

“Seller Scheduled Contracts” shall have the meaning given such term in Section 4.25.

“Seller Shareholders' Meeting” shall have the meaning given such term in Section 7.1(a).

“Seller Shares” means the number of shares of Seller Stock outstanding at the Effective Time.

“Seller Stock” means the common stock, no par value of Seller.

“Seller Stock Option Plan” means Seller’s 1995 Stock Option Plan, as amended.

“Seller Stock Options” means the stock options issued pursuant to Seller Stock Option Plan and as listed on Seller’s Disclosure Letter pursuant to Section 4.2.

“SoCal” shall have the meaning given such term in the introductory clause.

“SoCal Bank” means the California banking corporation resulting from the PBB Acquisition to be a wholly-owned Subsidiary of SoCal at the Effective Time.

“SoCal Stock” means the common stock, no par value, of SoCal.

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Surviving Bank” means SoCal Bank as the California banking corporation surviving the Bank Merger of Seller with and into SoCal Bank.

“Tank” shall have the meaning given such term in Section 4.23.

“Third Party Consent” shall have the meaning given such term in Section 6.7(b).

“To the knowledge” shall have the meaning given such term in Section 11.13.

“Voting Agreement” shall mean an agreement substantially in the form attached as Exhibit D.

“Well” shall have the meaning given such term in Section 4.23.

ARTICLE 2

CONSUMMATION OF THE MERGER

2.1 The Merger; The Bank Merger; Plan of Reorganization.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp will be merged pursuant to the Agreement of Merger and the CGCL with and into Seller and the separate corporate existence of Merger Corp shall cease. Seller shall be the surviving corporation in the Merger and shall continue to exist as a California banking corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. All assets, rights, franchises, titles and interests of Merger Corp in and to every type of property (real, personal and mixed, including all the right, title and interest to Merger Corp’s names, trade names, service marks and the like) and choses in action shall be transferred to and vested in Seller by virtue of the Merger without any deed or other transfer, and Seller, without order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent that such rights, franchises and interests were held by Merger Corp at the Effective Time. At the Effective Time, the Seller shall be liable for all liabilities of Merger Corp, and all debts, liabilities, obligations and contracts of Merger Corp, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Merger Corp shall be those of Seller; and all rights of creditors or other obligees and all liens on property of Merger Corp shall be preserved unimpaired.

(b) Subject to the terms and conditions of this Agreement, immediately after the Effective Time, Seller will be merged pursuant to the Agreement of Bank Merger with and into SoCal Bank and the separate corporate existence of Seller shall cease. SoCal Bank shall be the surviving corporation in the Bank Merger (sometimes hereinafter referred to as the “Surviving Bank”), and shall continue to exist as a California banking corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Bank Merger. All assets, rights, franchises, titles and interests of Seller in and to every type of property (real, personal and mixed, including all the right, title and interest to Seller’s names, trade names, service marks and the like) and choses in action shall be transferred to and vested in Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and SoCal Bank, without order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent that such rights, franchises and interests were held by Seller at the effective time of the Bank Merger. At the effective time of the Bank Merger, the Surviving Bank shall be liable for all liabilities of Seller, and all debts, liabilities, obligations and contracts of Seller, including the Change of Control Agreements, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Seller shall be those of Surviving Bank; and all rights of creditors or other obligees and all liens on property of Seller shall be preserved unimpaired.

(c) The Charter Documents of SoCal Bank as in effect immediately prior to the effective time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law, the members of the board of directors and the Executive Officers of SoCal Bank immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the board of directors and Executive Officers of SoCal Bank and the operations of SoCal Bank shall continue in effect after the Bank Merger.

2.2 Effective Time. The Closing shall take place as soon as practicable following (i) the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, (ii) receipt of approval of all required Governmental Entities for the Merger and the Bank Merger, and (iii) the expiration of all required waiting periods, or such other time and date as to which the Parties may agree. The Merger shall be effective upon the filing of the Agreement of Merger with the California Secretary of State. Such time is referred to herein as the “Effective Time.”

2.3 Conversion of Shares. At the Effective Time and pursuant to the Agreement of Merger:

(a) Each Seller Share shall, by virtue of the Merger, be converted into the right to receive cash in the amount of the Per Share Cash Consideration.

(b) The outstanding shares of Merger Corp stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted at the Effective Time into all the then outstanding shares of Seller on a one share for one share basis.

(c) Each share of SoCal Stock and each share of SoCal Bank stock shall remain outstanding and shall not be converted or otherwise affected by the Merger or the Bank Merger.

2.4 Dissenters’ Rights. Any perfected dissenter’s shares shall receive the consideration provided for in Chapter 13 of the CGCL.

2.5 Exchange Procedures.

(a) As of the Effective Time, SoCal shall have caused to be deposited with the Exchange Agent for the benefit of the holders of shares of Seller Stock funds in an amount equal to the product of the Seller Shares multiplied by the Per Share Cash Consideration (collectively, the “Exchange Fund”).

(b) SoCal shall direct the Exchange Agent to mail as soon as reasonably possible after the Effective Date to each holder of record of a certificate or certificates of Seller Stock (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by SoCal, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Seller Stock, the transfer of ownership which is not registered in the transfer records of Seller, the consideration provided herein will be paid if the Certificate representing such Seller Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Seller Stock should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of SoCal, such bond in form and substance and with surety reasonably satisfactory to SoCal and thereafter shall be entitled to receive the consideration provided herein. No interest shall be paid on the Per Share Cash Consideration.

(c) As of the Effective Time, there shall be no further registration of transfers on the stock transfer books of Seller or SoCal of the shares of Seller Stock, which were outstanding immediately prior to the Effective Time.

(d) Any portion of the Exchange Fund which remains undistributed to the shareholders of Seller following the passage of six months after the Effective Time shall be delivered to SoCal, upon demand, and any shareholders of Seller who have not theretofore complied with this Section 2.5 shall thereafter look only to SoCal for payment of their claim for the consideration provided herein.

(e) Neither SoCal nor Seller shall be liable to any holder of shares of Seller Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.6 Non-Compete, Non-Solicitation and Voting Agreements. Concurrently with the execution of this Agreement, Seller shall cause (i) each of its non-officer directors to enter into a Non-Compete Agreement in the form attached hereto as Exhibit B, (ii) each of it Executive Officers to enter into a Non-Solicitation Agreement in the form attached hereto as Exhibit C, and (iii) each of its directors and Executive Officers to enter into a Voting Agreement in the form attached hereto as Exhibit D.

2.7 Stock Options for Seller Stock.

(a) Subject to the terms of the Seller Stock Option Plan, each person who holds one or more options to purchase Seller Stock shall be permitted to exercise (i) any vested options at any time up to the Effective Time or (ii) any options at the Effective Time on an accelerated and fully exercisable basis pursuant to Section 16 of the Seller Stock Option Plan. Seller shall notify each optionee of the provisions of this subsection not less than forty-five (45) days prior to the anticipated Effective Time.

(b) For any options not exercised at the Effective Time of the Merger including all accelerated options which have not been exercised, such options shall be cancelled in accordance with the Seller Stock Option Plan and each optionee shall receive cash equal to the (i) the difference between the Per Share Cash Consideration and the per share exercise price of the cancelled options (ii) multiplied by the number of options so cancelled.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SOCAL

SoCal represents and warrants to Seller as follows:

3.1 Incorporation, Standing and Power.

(a) SoCal has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and, at the Effective Time, will be registered as a bank holding company under the BHC Act. SoCal has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. Neither the scope of the business of SoCal nor the location of any of its properties requires that SoCal be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would have a Material Adverse Effect.

(b) SoCal has full power and authority to execute and deliver, and to perform its obligations under, the Agreement.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SoCal consisted of 20,000,000 shares of SoCal Stock, of which 1,000 shares were outstanding and 20,000,000 shares of preferred stock, of which no shares are outstanding. As of such date, all the outstanding shares of SoCal Stock are owned by Fund and are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights.

(b) If the PBB Acquisition is consummated, the authorized capital stock of SoCal will consist of 20,000,000 shares of SoCal Stock, of which at least a majority will be owned by Fund or by Fund and Affiliated Investors and will be duly authorized, validly issued, fully paid, nonassessable and without preemptive rights.

3.3 Authority of SoCal. The execution and delivery by SoCal of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SoCal, and this Agreement is a valid and binding obligation of SoCal, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by SoCal of this Agreement, the consummation of the Merger, the Bank Merger or the transactions contemplated herein, nor compliance by SoCal with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which it is a party, or by which SoCal or any of its properties or assets is bound, if in any such circumstances, such event could have a Material Adverse Effect; or (c) assuming that the Consents referred to in the following sentence are duly obtained, violate any Rule applicable to SoCal or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of SoCal, and no Consent of any Person or shareholder approval, is required in connection with the execution and delivery by SoCal of this Agreement or the consummation by SoCal of the Merger, the Bank Merger and the transactions contemplated hereby, except (i) the approval of the Merger, the Bank Merger and the transactions contemplated hereby by SoCal as the sole shareholder of SoCal Bank; (ii) such Consents as may be required by Governmental Entities; and (iii) as otherwise set forth in SoCal’s Disclosure Letter.

3.4 Available Funds. Immediately prior to the Effective Time, SoCal will have available cash and cash equivalents sufficient to cause the deposit of the Exchange Fund with the Exchange Agent.

3.5 SoCal Bank. Immediately prior to the Effective Time,

(a) SoCal Bank will be a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California and all of its outstanding capital stock will be owned by SoCal. SoCal Bank’s deposits will be insured by the FDIC in the manner and to the extent provided by law.

(b) SoCal Bank will have full power and authority (corporate and other) to execute and deliver, and to perform its obligations under, the Agreement of Bank Merger. The execution, delivery and performance of the Agreement of Bank Merger by SoCal Bank and the consummation of the transactions contemplated by the Agreement of Bank Merger will have been duly authorized by all necessary corporate or other action on the part of SoCal Bank and will not (A) violate any provision of its Charter Documents or any provision of any applicable Rule, or (B) require any consent of any person or entity under, conflict with, terminate or result in a breach of or accelerate the performance required by any of the terms of, any contract or other agreement to which SoCal Bank is a party or by which it is bound, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) thereunder, which, in any such event, could have a Material Adverse Effect upon the ability of SoCal Bank to consummate the Bank Merger.

(c) SoCal Bank will have duly executed and delivered the Agreement of Bank Merger and it will constitute a valid, binding and enforceable obligation of SoCal Bank, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

3.6 Litigation. SoCal is not a party to any pending or, to their knowledge, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement or which, individually or in the aggregate, is otherwise reasonably likely to hinder or delay consummation of the transactions contemplated by this Agreement. There is no private or governmental suit, claim, action, investigation or proceeding pending, nor to SoCal’s knowledge is one threatened, against SoCal, or SoCal Bank, or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of SoCal, or SoCal Bank. There are no judgments, decrees, stipulations or orders against SoCal or SoCal Bank enjoining them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of SoCal or SoCal Bank.

3.7 Compliance with Laws and Regulations. SoCal is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it or any agreement with any Governmental Entity, where such default or breach would have a Material Adverse Effect.

3.8 Licenses and Permits. SoCal has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not have a Material Adverse Effect. The properties and operations of SoCal are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

3.9 Brokers and Finders. SoCal is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability by SoCal to any broker or finder.

3.10 Performance of Obligations. SoCal has performed all of the material obligations required to be performed by it to date and is not in material default or breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To the knowledge of SoCal, no party with whom they have an agreement that is material to their business is in material default thereunder.

3.11 Absence of Material Change. Since the inception of SoCal’s business, there has not occurred any event that has had or may reasonably be expected to have a Material Adverse Effect.

3.12 Disclosure. No representation or warranty contained herein, nor any information delivered or to be delivered by SoCal pursuant to this Agreement (including in the Proxy

Statement), contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13 Merger Corp. Immediately prior to the Effective Time,

(a) Merger Corp will be a California corporation duly organized, validly existing and in good standing under the laws of the State of California and all of its outstanding capital stock will be owned by SoCal.

(b) Merger Corp will have full power and authority (corporate and other) to execute and deliver, and to perform its obligations under, the Agreement of Merger. The execution, delivery and performance of the Agreement of Merger by Merger Corp and the consummation of the transactions contemplated by the Agreement of Merger will have been duly authorized by all necessary corporate or other action on the part of Merger Corp and will not (A) violate any provision of its Charter Documents or any provision of any applicable Rule, or (B) require any consent of any person or entity under, conflict with, terminate or result in a breach of or accelerate the performance required by any of the terms of, any contract or other agreement to which Merger Corp is a party or by which it is bound, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) thereunder, which, in any such event, could have a Material Adverse Effect upon the ability of Merger Corp to consummate the Merger.

(c) Merger Corp will have duly executed and delivered the Agreement of Merger and it will constitute a valid, binding and enforceable obligation of Merger Corp, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

SELLER

Except as set forth in Seller’s Disclosure Letter, which identifies exceptions by specific section references (provided that any information set forth in any one section of the Seller Disclosure Letter shall be deemed to apply to each other applicable section or subsection thereof if its relevance to the information called for in such section or subsection is reasonably apparent), Seller represents and warrants to SoCal as follows:

4.1 Incorporation, Standing and Power. Seller has been duly incorporated and is validly existing as a banking corporation in good standing under the laws of the State of California and is authorized by the DFI to conduct a general banking business. Seller’s deposits are insured by the FDIC in the manner and to the extent provided by law. Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. Neither the scope of the business of Seller nor the location of any of its properties requires that Seller be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would have a Material Adverse Effect.

4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Seller consists of 5,000,000 shares of Seller Stock, of which 767,745 shares are outstanding. All the outstanding shares of Seller Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. At least seventy-seven percent (77%) of the shares of Seller Stock outstanding are owned of record by members of Seller’s board of directors or their spouses. Except as set forth in Seller’s Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Seller Stock or any other securities convertible into such stock, and Seller is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock. Seller’s Disclosure Letter sets forth a list (i) of all Seller Stock Options, including the name of the optionee, the number of shares of Seller Stock to be issued pursuant to the option and the exercise price of the option and (ii) for each other Seller Award, the name of the grantee or holder, the date of the grant and the number of shares of Seller Stock subject to such Award.

4.3 Subsidiaries. The Seller’s Disclosure Letter sets forth each of the Seller’s Subsidiaries, if any, and the ownership interest of the Seller in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of the Seller have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Seller authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the Subsidiaries of the Seller, the Seller does not beneficially own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

4.4 Financial Statements. Seller has previously furnished to SoCal a copy of the Financial Statements of Seller. The Financial Statements of Seller: (a) fairly present in all material respects the financial condition of Seller as of the respective dates indicated and results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP except that any unaudited interim financial statements may omit statements of cash flows and footnote disclosures required by GAAP. Based upon the respective Independent Auditor’s Reports, the audits of Seller have been conducted in accordance with generally accepted auditing standards. The books and records of Seller are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Seller and (ii) of liabilities incurred since December 31,

2006 in the ordinary course of business and consistent with past practice, Seller has no liabilities, whether absolute, accrued, contingent or otherwise.

4.5 Authority of Seller. The execution and delivery by Seller of this Agreement and, subject to the requisite approval of the shareholders of Seller, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in Seller’s Disclosure Letter, neither the execution and delivery by Seller of this Agreement, the consummation of the Merger, the Bank Merger or the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will: (a) violate any provision of Seller’s Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Seller is a party, or by which Seller or any of Seller’s properties or assets is bound, if in any such circumstances, such event could have a Material Adverse Effect; or (c) assuming that the Consents referred to in the following sentence are duly obtained, violate any Rule applicable to Seller or any of Seller’s properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Seller, and no Consent of any Person, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the Merger, the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller; (ii) such Consents as may be required by Governmental Entities; and (iii) as otherwise set forth in Seller’s Disclosure Letter.

4.6 Insurance. Seller has policies of insurance and bonds covering its assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Seller’s Disclosure Letter, Seller has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Seller’s Disclosure Letter, Seller is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Seller’s Disclosure Letter sets forth a list of all policies of insurance carried and owned by Seller, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Seller is sufficient for compliance by Seller with all material requirements of law and regulations and agreements to which Seller is subject or is a party and, except as set forth in Seller’s Disclosure Letter, will continue unchanged after the Effective Time.

4.7 Title to and Condition of Assets. Seller’s Disclosure Letter sets forth a summary of all items of personal property and equipment with a net book value of $25,000 or more, or having an annual lease payment of $10,000 or more, owned or leased by Seller. Seller has good and marketable title to all such material personal property and equipment owned by it, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Seller; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not reasonably likely to have a Material Adverse Effect, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, or (d) as set forth in Seller’s Disclosure Letter. To the knowledge of Seller, all such material personal property and equipment used by Seller are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto.

4.8 Real Estate. Seller’s Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Seller, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Seller is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Seller is a party. Seller has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Seller’s Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or subleases in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller; or (d) as set forth in Seller’s Disclosure Letter. Seller, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by Seller, as identified in Seller’s Disclosure Letter, and, to the knowledge of Seller, there has not occurred under any such lease any breach, violation or default. Except as set forth in Seller’s Disclosure Letter and except with respect to deductibles under insurance policies set forth in Seller’s Disclosure Letter, Seller has not experienced any material uninsured damage or destruction with respect to the properties identified in Seller’s Disclosure Letter. Seller enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which Seller is the lessee, and, to the knowledge of Seller, all leases to which Seller is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Seller is not in default with respect to any such lease, and to its knowledge no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Seller’s Disclosure Letter.

4.9 Litigation. Except as set forth in Seller’s Disclosure Letter, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Seller’s knowledge is one threatened, against Seller, or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Seller. There are no judgments, decrees, stipulations or orders against Seller enjoining it or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Seller. To the knowledge of Seller, Seller is not a party to any pending or threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement or which, individually or in the aggregate, is otherwise reasonably likely to hinder or delay consummation of the transactions contemplated by this Agreement.

4.10 Taxes. Except as set forth in Seller’s Disclosure Letter, Seller has filed all federal and foreign income tax returns, all material state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by Seller and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Seller’s Disclosure Letter, Seller has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Seller in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Seller and, to the extent required by GAAP, reflected in the Financial Statements of Seller, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Seller’s Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Seller and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Seller; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Seller and lists each tax case of Seller currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Seller within the last twelve (12) months. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Seller. To the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Seller’s Disclosure Letter.

4.11 Compliance with Laws and Regulations. Except as set forth in Seller’s Disclosure Letter, Seller is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a Material Adverse Effect.

4.12 Performance of Obligations. Seller has performed all of the material obligations required to be performed by it to date and is not in material default or breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Seller’s knowledge, no party with whom it has an agreement that is material to its business is in material default thereunder.

4.13 Employees. There are no controversies pending or to Seller’s knowledge, threatened between Seller and any of its employees that are likely to have a Material Adverse Effect. Seller is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

4.14 Brokers and Finders. Except as provided in Seller’s Disclosure Letter with copies of any such agreements attached, Seller is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby. Neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder except Carpenter & Company.

4.15 Absence of Material Change. Since December 31, 2006, the business of Seller has been conducted in all material respects only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Seller’s Disclosure Letter, there has not occurred since December 31, 2006 any event that has had or may reasonably be expected to have a Material Adverse Effect.

4.16 Licenses and Permits. Seller has all licenses and permits necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not have a Material Adverse Effect. The properties and operations of Seller are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

4.17 Undisclosed Liabilities. Except for those liabilities that are disclosed or fully reserved against in the Financial Statements of Seller and for liabilities incurred in the ordinary course of business consistent in nature and amount with past practice in prior periods, since December 31, 2006, Seller has not incurred any liability that, either individually or in the aggregate, has had or is reasonably like to have a Material Adverse Effect.

4.18 Employee Benefit Plans.

(a) Except as set forth in Seller’s Disclosure Letter, Seller does not have any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “multiemployer plan” as defined in Section

3(37) of ERISA, any “defined benefit pension plan” within the meaning of Section 3(35) of ERISA and Seller has not ever sponsored or maintained any such multiemployer plan or defined benefit pension plan.

(b) Seller’s Disclosure Letter sets forth copies and descriptions of each Benefit Arrangement maintained or otherwise contributed to by Seller (such plans and arrangements being collectively referred to herein as “Seller Benefit Arrangements”). Except as set forth in Seller’s Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 2006. Except as set forth in Seller’s Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Seller since December 31, 2006, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 2006. No payment that is owed or may become due to any director, officer employee or agent of Seller will be non-deductible to Seller, SoCal or SoCal Bank or subject to tax under Section 280(G) or Section 4999 of the Code, nor will Seller, SoCal or SoCal Bank be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(c) Except as set forth in Seller’s Disclosure Letter, with respect to all Seller Benefit Arrangements, Seller is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

(d) Except as set forth in Seller’s Disclosure Letter, each Seller Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Seller or the Surviving Bank within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

(e) Notwithstanding any statement or indication in this Agreement to the contrary, except as set forth on Seller’s Disclosure Letter, there are no Seller Benefit Arrangements as to which Seller or SoCal will be required to make any contribution or to make any other payments, whether on behalf of any of the current employees, directors or officers of Seller or on behalf of any other person after the Closing. Seller has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Arrangement, or to modify or change any existing Seller Benefit Arrangement.

(f) Except as set forth in Seller’s Disclosure Letter, none of the Seller Benefit Arrangements nor any trust created thereunder has an “accumulated funding deficiency” as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, Seller has no unfunded liability under ERISA in respect of any of the Benefit Arrangements. Seller has made all contributions and paid all amounts due and owing under all of the Seller Benefit Arrangements. Each of the Seller Benefit

Arrangements that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter that it is so qualified from the Internal Revenue Service and Seller does not know of any fact, which could adversely affect the qualified status of any such Benefit Arrangement. All amendments required to bring all of the Seller Benefit Arrangements into conformity with all of the applicable provisions of ERISA, the Code, COBRA, HIPAA and all other applicable laws have been made. All contributions required to be made to each of the Seller Benefit Arrangements under the terms of the Seller Benefit Arrangements, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of Seller properly reflect all amounts required to be accrued as liabilities to date under each of the Seller Benefit Arrangements.

(g) Except as set forth in Seller’s Disclosure Letter, to Seller’s knowledge there has not occurred and there does not exist (i) any pending litigation or controversy against any of the Seller Benefit Arrangements or against Seller as the “Employer” or “Sponsor” under the Benefit Arrangements or against the trustee, fiduciaries or administrators of any of the Benefit Arrangements or (ii) any pending or threatened investigation, proceeding, lawsuit, dispute, action or controversies involving any of the Seller Benefit Arrangements, the administrator or trustee of any of the Benefit Arrangements with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Benefit Arrangements, any service provider to any of the Benefit Arrangements or any other person whatsoever.

(h) Except as set forth in Seller’s Disclosure Letter, Seller has not used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (iii) individuals who have provided services to Seller as independent contractors for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

(i) Except as set forth in Seller’s Disclosure Letter, the consummation of the transaction contemplated hereby will not result in the payment of any severance pay, unemployment compensation or any similar payment, nor result in the payment, vesting or acceleration of any other benefit provided to any director, officer, employee or former employee or agent of Seller.

4.19 Non-Competition/Non-Solicitation. Seller is not a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (i) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of Seller is or could be conducted or the types of business that Seller conducts or may conduct, (ii) that could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of SoCal or its Subsidiaries is or could be conducted or the types of business that SoCal or its Subsidiaries conducts or may conduct, or (iii) that limits, purports to limit or would limit in any way the ability of Seller to solicit prospective employees or would so limit or purport to limit the ability of SoCal or its Subsidiaries to do so.

4.20 Accounting Records and Internal Controls.

(a) Seller maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Seller, which is not easily, and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

(b) Seller’s internal controls are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and include policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller are being made only in accordance with authorizations of management and directors of Seller, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s assets that could have a material effect on its financial statements.

(c) Set forth in Seller’s Disclosure Letter is (i) a summary of any such disclosure made by management to Seller’s auditors and audit committee since January 1, 2006 and (ii) any material communication since January 1, 2006 made by management or Seller’s auditors to the audit committee required or contemplated by the audit committee’s charter or professional standards of the Public Seller Accounting Oversight Board. Since January 1, 2006, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Seller employees regarding questionable accounting or auditing matters, have been received by Seller. Set forth in Seller’s Disclosure Letter is a summary of all material complaints or concerns relating to other matters made since January 1, 2006 through Seller’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations.

4.21 Loan Portfolio.

(a) Seller’s Disclosure Letter sets forth a description of: (i) by type and classification, all loans, leases, other extensions and commitments to extend credit of Seller of $25,000 or more, that have been classified by itself, any external loan reviewer or grader, its bank examiners or auditors (external or internal) as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification; and (ii) all loans due to Seller as to which any payment of principal, interest or any other amount is 30 days or more past due.

(b) Seller’s allowance for loan losses is and will be at the Effective Time in accordance (i) with its existing methodology for determining the adequacy of its allowance for loan losses, (ii) with GAAP in all materials respects and (iii) with all applicable regulatory requirements of any Governmental Entity.

(c) Except as set forth in Seller’s Disclosure Letter, (i) each outstanding loan, lease or other extension of credit or commitment to extend credit of Seller and each document evidencing or creating same or any security or guarantee therefore is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general principles of equity, whether in equity or at law; and (ii) each such loan, lease or other extension of credit has been, in all material respects, originated and serviced in accordance with Seller’s then-applicable underwriting guidelines, the terms of the relevant credit documents and agreements and applicable Rules.

(d) Seller (i) has not engaged in any of the practices listed in Office of the Comptroller of the Currency (the “OCC”) Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations”, (ii) has not engaged in any “predatory” or “abusive” lending practices as described in the Expanded Guidance for Subprime Lending Programs, issued by the OCC, the FRB, the FDIC and the Office of Thrift Supervision on January 31, 2001, or (iii) has not originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of Title Twelve of the Code of Federal Regulations.

4.22 Operating Losses. Seller’s Disclosure Letter sets forth any Operating Loss in excess of $10,000, which has occurred at Seller during the period after December 31, 2006. In connection with the Operating Losses set forth in Seller’s Disclosure Letter, Seller shall not suffer any additional loss or expense in excess of $10,000 per identified Loss. To the knowledge of Seller, no action has been taken or omitted to be taken by an employee of Seller that has resulted in the incurrence by Seller of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2006, which, net of any insurance proceeds payable in respect thereof, would exceed $10,000. “Operating Loss” means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

4.23 Environmental Matters. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller, (i) Seller is in compliance with all Environmental Laws for which the noncompliance with which, or the presence of which, would have a Material Adverse Effect; (ii) there are no Tanks which have been utilized for Hazardous Materials or Wells on or about any Seller Property; (iii) there is no Hazardous Materials contamination on, below or above the surface of, or migrating to or from Seller Property; (iv) Seller does not have loans outstanding secured by real property that is not in compliance with Environmental Laws, for which the noncompliance with which, or the presence of which, would have a Material Adverse Effect, or which has a leaking Tank containing Hazardous Materials or upon which there is Hazardous Materials contamination on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, to the knowledge of Seller, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Seller or concerning property securing Seller’s loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller Property or property securing Seller loans, relating to the foregoing representations (i)–(iv), for which the noncompliance with which, or the presence of which would have a Material Adverse Effect. “Seller Property” shall mean real estate currently owned, leased, or otherwise used by Seller, or in which it has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Seller its capacity as a trustee or otherwise. For purposes of this Agreement, the term “Environmental Laws” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of applicable Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment with jurisdiction over Seller, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Tank” shall mean treatment or storage tanks or sumps and associated piping conveyance devices. “Well” shall mean water, gas or oil wells and associated piping conveyance devices. “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 USC 9601, et seq.); the Resource Conservation and Recovery Act (42 USC 6901, et seq.); the

Clean Air Act, as amended (42 USC 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 USC 1251, et seq.); the Toxic Substances Control Act, as amended (15 USC 2601, et seq.); the Occupational Safety and Health Act, as amended (29 USC 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 USC 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 USC 801, et seq.); the Safe Drinking Water Act (42 USC 300f, et seq.); and all comparable applicable state and local laws; laws of other applicable jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde foam insulation. For purposes of this Section only, “knowledge” shall mean the actual knowledge of Seller without the imposition of any duty of inquiry beyond that required in Seller’s lending policies.

4.24 Community Reinvestment Act. Seller received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any concerns regarding Seller’s compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

4.25 Material Contracts. Except as set forth in Seller’s Disclosure Letter (all items listed or required to be listed in Seller’s Disclosure Letter as a result of this Section being referred to herein as “Seller Scheduled Contracts”), Seller is not a party or otherwise subject to:

(a) any employment agreement (other than employment agreements terminable by Seller on not more than 30 days’ notice without penalty and which will not in any respect be affected by a change of control of Seller) with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by law) to, any current or former director, officer or employee of Seller;

(b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract providing for annual payments by or to Seller in excess of $10,000 per annum;

(c) any contract or agreement that would restrict SoCal or SoCal Bank after the Effective Time from competing in any line of business with any Person or, except in the case of vendor agreements, using or employing the services of any Person;

(d) any collective bargaining agreement or other such contract or agreement with any labor organization;

(e) any lease of real or personal property providing for annual lease payments by or to Seller in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Seller is lessor and leases of real property presently used by Seller as banking offices.

(f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Seller (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of Seller’s business) in personal property having a value of $25,000 or more;

(g) any stock purchase, Stock Option, Award, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Seller;

(h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

(i) any agreement for the sale of any property or assets in which Seller has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

(j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Seller);

(k) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business and customary agreements with vendors providing goods or services to Seller where the potential indemnity obligations thereunder are not reasonably expected to be material to Seller;

(l) any supply, maintenance or landscape contracts not terminable by Seller without penalty on 30 days or less notice and which provides for payments in excess of $10,000 per annum;

(m) any agreement disclosed pursuant to this Section 4.25 which would be terminable other than by Seller as a result of the consummation of the transactions contemplated by this Agreement;

(n) any contract of participation with any other bank in any loan entered into by Seller subsequent to December 31, 2006 in excess of $25,000, or any sales of assets of Seller with recourse of any kind to Seller, or any agreement providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

(o) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 per annum or more to or by Seller other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit to the Seller’s customers in the ordinary course of Seller’s business;

(p) any other material agreement, arrangement or understanding not made in the ordinary course of business;

(q) any written agreement, supervisory agreement, resolution, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the DFI, FDIC, FRB or any other regulatory agency;

(r) any agreement, arrangement or understanding relating to the election or retention in office of any present or former director, officer or employee of Seller; or

(s) any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or any securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

True copies of all Seller Scheduled Contracts, including all amendments and supplements thereto, are attached to Seller’s Disclosure Letter.

4.26 Regulatory Approvals. To the knowledge of Seller, except as described in Seller’s Disclosure Letter, Seller has no reason to believe that all required Consents from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement would not be received without the imposition of a materially burdensome condition in connection with the approval of any such application.

4.27 Intellectual Property. Except as set forth in Seller’s Disclosure Letter, Seller owns or is licensed or otherwise entitled to use (in each case, free and clear of any material liens) all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business (the “Intellectual Property”). The use of any Intellectual Property by Seller does not, to Seller’s knowledge, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller with respect to any material Intellectual Property owned by and/or licensed to Seller. Seller has not received any written notice of any pending claim with respect to any Intellectual Property used by Seller and no Intellectual Property owned and/or licensed by Seller is being used of enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.28 Bank Secrecy Act. Except as set forth in Seller’s Disclosure Letter, Seller has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act

(31 USC 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.29 Absence of Adverse Agreements. Seller is not subject to any judgment, order, decree or Rule of any court or other Governmental Entity or authority which now or in the future may have a Materially Adverse Effect.

4.30 Disclosure. Neither the Seller Financial Statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by Seller pursuant to this Agreement (including in the Proxy Statement), contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

AGREEMENTS WITH RESPECT TO CONDUCT OF

SOCAL AFTER THE DATE HEREOF

SoCal covenants and agrees with Seller as follows:

5.1 Material Adverse Effect. SoCal will promptly notify Seller (i) of any event of which SoCal obtains knowledge which may have a Material Adverse Effect on SoCal or SoCal Bank; or (ii) in the event SoCal determines that it is possible that the conditions to the performance of Seller set forth in Sections 8.1 and 8.3 may not be satisfied.

5.2 Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, SoCal shall amend or supplement the SoCal Disclosure Letter provided for herein pertaining to SoCal as necessary so that the information contained therein accurately reflects the then current status of SoCal and shall transmit copies of such amendments or supplements to Seller in accordance with Section 11.12 of this Agreement. Such update of the SoCal Disclosure Letter shall not in any way affect the representations and warranties set forth in Article 3.

5.3 Additional Actions.

(a) Prior to the Effective Time, SoCal will cause Merger Corp to (i) be duly organized as a California corporation, (ii) be capitalized and (iii) take all actions reasonably deemed by SoCal to be necessary or appropriate in order to cause the Merger to be consummated on the terms and subject to the conditions provided in this Agreement.

(b) SoCal will cause SoCal Bank to take all actions reasonably deemed by SoCal to be necessary or appropriate in order to cause the Bank Merger to be consummated on the terms and subject to the conditions provided in this Agreement.

(c) SoCal will vote all of the shares that it will own in Merger Corp and SoCal Bank, respectively, in favor of the Merger and Bank Merger, respectively.

5.4 Consents and Approvals.

(a) SoCal will cooperate with Seller in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the transactions contemplated in this Agreement. SoCal’s cooperation hereunder shall include, but not be limited to, providing all information concerning SoCal as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

(b) SoCal shall promptly take action necessary to obtain all Consents that are required in connection with the consummation by SoCal of the Merger, the Bank Merger and the transactions contemplated hereby, including such Consents as may be required by Governmental Entities.

5.5 Compliance with Rules. SoCal shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of SoCal.

5.6 Insurance and Indemnification.

(a) SoCal shall permit Seller to use its best efforts to extend the discovery period of its directors’ and officers’ liability insurance for a period of up to forty-eight (48) months with respect to all matters arising from facts or events which occurred before the Effective Time for which Seller would have had an obligation to indemnify its directors and officers; provided, however, that the total costs to Seller and SoCal of the premiums for such coverage shall not exceed an aggregate of $32,000 (the “Insurance Amount”). If SoCal is unable to maintain or obtain the insurance called for by this Section 5.6 as a result of the preceding provision, SoCal shall use best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time of the Merger by such directors and officers in their capacities as such. If SoCal shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SoCal shall assume the obligations set forth in this Section 5.6.

(b) For a period of forty-eight (48) months after the Effective Time, SoCal shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in Seller’s Charter Documents as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

(c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Seller and his or her heirs and representatives. There shall be no duplication of benefits pursuant to Section 5.6 (a) and (b).

ARTICLE 6

AGREEMENTS WITH RESPECT TO

CONDUCT OF SELLER AFTER THE DATE HEREOF

Seller covenants and agrees with SoCal as follows:

6.1 Access.

(a) Seller will authorize and permit SoCal, its representatives, accountants and counsel, to have access in such manner as will not unreasonably interfere with the conduct of the businesses of Seller, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as SoCal may reasonably request; provided, however, that SoCal shall not contact, directly or indirectly, any customers, depositors, lessors or vendors of Seller without the prior consent of the Chief Executive Officer or President of Seller. Seller shall permit SoCal, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Seller with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as SoCal considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Seller, obtaining any necessary orders, Consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Seller. Seller will cause Vavrinek, Trine, Day & Co., to make available to SoCal, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Seller as may be requested by SoCal in connection with its review of the foregoing matters. Notwithstanding any of the foregoing, Seller shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information or contravene any Rule but Seller shall use its best efforts to make appropriate substitute disclosure arrangements, to the extent practicable.

(b) A representative of SoCal shall be invited by Seller to attend all regular and special board of directors of Seller from the date hereof until the Effective Time. Seller shall inform SoCal of all such board meetings at least 5 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of SoCal shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of Seller under this Agreement or where such attendance would jeopardize Seller’s attorney-client privilege.

6.2 Material Adverse Effect; Reports; Financial Statements; Filings.

(a) Seller will promptly notify SoCal (i) of any event of which Seller obtains knowledge which may have a Material Adverse Effect; (ii) in the event Seller determines that it is possible that the conditions to the performance of SoCal set forth in Sections 8.1 and 8.2 may not be satisfied; (iii) of any event, development or circumstance other than the transactions contemplated by this Agreement that, to the best knowledge of Seller, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Seller of the services of any Executive Officer of Seller; or (iv) of the scheduling or commencement of any examination or audit by a Governmental Entity.

(b) Seller will furnish to SoCal, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within five (5) Business Days after it is prepared or becomes available to Seller, (i) a copy of any report submitted to the board of directors of Seller and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto provided, however, that Seller need not furnish SoCal any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Seller under this Agreement; (ii) monthly and quarterly unaudited balance sheets and statements of operations, and changes in shareholders' equity for Seller; (iii) as soon as available, all letters and communications sent by Seller to its shareholders and all reports filed by Seller with the DFI, FDIC and any other Person; and (iv) such other reports as SoCal may reasonably request relating to Seller.

(c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Seller, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Seller for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

6.3 Conduct of Business.

(a) Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Seller shall not, without prior written Consent of SoCal (which Consent shall not be unreasonably withheld and which Consent [except to the extent provided in subparagraphs (18) and (29) of this Section 6.3(a)] shall be deemed granted if within five (5) Business Days of SoCal’s receipt of written notice of a request for prior written Consent, written notice of objection is not received by Seller):

(1) amend, modify, terminate or fail to renew or preserve its material Permits;

(2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Seller Scheduled Contract or any other material contract or agreement to which Seller is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

(3) enter into any agreement or contract that would be required to be included as a Seller Scheduled Contract providing for payments in excess of $25,000 per annum;

(4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

(5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Seller Stock;

(6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary, bonus or employee benefits of any non-exempt employee or agent except in the ordinary course of business and consistent with past practice or established practices; or pay any severance or similar payment to any Person other than pursuant to an agreement disclosed in the Seller Disclosure Letter;

(7) grant any promotion or any increase in the rate of pay to any employee or pursuant to any profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any employee except in the ordinary course of business and consistent with past practice or established practices or pay any severance or similar payment to any Person other than pursuant to an agreement disclosed in the Seller Disclosure Letter;

(8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by law or any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

(9) except for the exercise of Seller Stock Options outstanding on the date hereof, issue, sell, or grant any Equity Securities of Seller, any Award, any other securities

(including long term debt), or any rights, options or securities to acquire any stock of Seller Stock, or any Equity Securities of Seller, or any other securities (including long term debt) of Seller;

(10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Seller, or split, combine or reclassify any shares of its capital stock or other Equity Securities;

(11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Seller or any rights, options, or securities to acquire any Equity Securities of Seller;

(12) amend or modify its Charter Documents;

(13) make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect as of the date hereof;

(14) make any capital expenditures, or commitments with respect thereto, in excess of $25,000;

(15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

(16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury, or in the ordinary course of business and consistent with past or established practices;

(17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by SoCal in writing; file or amend any United States federal, foreign, state or local tax return without SoCal’s prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

(18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Seller Benefit Arrangement in effect on the date of this Agreement to which Seller is a party or bound, including accelerating payment of benefits pursuant to Section 9 of those certain Director Supplemental Compensation Agreements of June 13, 2001, or terminate any employee provided, however, that Seller may suspend any employee without pay without prior notice to SoCal and may terminate such employee if within four (4) Business Days of SoCal’s receipt of written notice of a request for prior written Consent, written notice of objection is not received by Seller;

(19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to SoCal;

(20) agree or make any commitment to take any actions prohibited by this Section 6.3;

(21) change any of Seller’s basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Seller’s business or operations, except such changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by any Governmental Entity;

(22) take any action which would or is reasonably likely to (i) adversely affect the ability to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Seller’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions as set forth in Article 8 herein not being satisfied;

(23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

(24) sell any Investment Security prior to maturity, except in the ordinary course of business;

(25) knowingly take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368 of the Code;

(26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

(27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

(28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (30 days or less) made at prevailing market rates and terms;

(29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $150,000 on an unsecured basis or $500,000 on a secured basis. Consent shall be deemed granted if within three (3) Business Days of written notice delivered to SoCal’s board of directors, written notice of objection is not received by Seller (for purposes of this subparagraph, written notice shall include notice by email); and

(30) except as required by applicable Rule or the DFI or the FDIC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use best efforts to avoid any material increase in Seller’s aggregate exposure to interest rate risk.

(b) Between the date hereof and the Effective Time, Seller shall:

(1) duly observe and conform in all material respects to all lawful requirements applicable Seller’s business and conduct Seller’s business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practice;

(2) use its best efforts to maintain its assets and properties in good condition and repair, normal wear and tear excepted;

(3) promptly upon learning of such information, advise SoCal in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Seller Stock prior to the record date fixed for the Seller Shareholders’ Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

(4) promptly notify SoCal regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Seller, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Seller;

(5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement; and

(6) cooperate with SoCal in keeping all of its current insurance policies and coverage effective after the Effective Time with such modifications as SoCal may reasonably request. Seller’s cooperation hereunder shall include, but not be limited to, providing all information concerning Seller and its insurers as may be required for such discussions.

6.4 Certain Loans and Other Extensions of Seller. Seller will promptly inform SoCal of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Seller as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification. Seller will furnish to SoCal, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

(a) classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

(e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

(f) loans or leases (including any commitments) by Seller to any director, officer, or employee of Seller, or any shareholder holding 5% or more of the capital stock of Seller, including with respect to each such loan or lease, the identity and, to the best knowledge of Seller, the relation of the borrower to Seller, the loan or lease type and the outstanding and undrawn amounts;

(g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

(h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

(i) loans or leases written down during the previous month, including with respect to each the original amount, the write-off amount, credit type and office;

(j) other real estate or assets owned, stating with respect to each its credit type;

(k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

(l) extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, originated on or after the date of the schedule previously provided to SoCal (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

(m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, showing with respect to each, the credit type and the office.

6.5 Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Seller shall amend or supplement the Seller Disclosure Letter provided for herein pertaining to Seller as necessary so that the information contained therein accurately reflects the then current status of Seller and shall transmit copies of such amendments or supplements to SoCal in accordance with Section 11.12 of this Agreement. Such update of the Seller Disclosure Letter shall not in any way affect the representations and warranties set forth in Article 4.

6.6 Change of Recommendation. The board of directors of Seller shall not, in a manner adverse to SoCal, (x) withdraw, modify or qualify, or propose to withdraw, modify or qualify, such recommendation, (y) take any action or make any statement in connection with the Seller Shareholders’ Meeting inconsistent with such recommendation or (z) recommend any Competing Transaction (as defined in Section 6.11) (any action referred to in clause (x), (y) or (z) being a “Change in Recommendation”). Notwithstanding the foregoing, the board of directors of Seller shall be permitted to take the actions described in clauses (x) through (z) above if Seller has complied in all material respects with Section 6.11.

6.7 Consents and Approvals.

(a) Seller will cooperate with SoCal in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the transactions contemplated in this Agreement. Seller’s cooperation hereunder shall include, but not be limited to, providing all information concerning Seller and its shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

(b) To the extent that the consent of a third party (“Third Party Consent”) with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Seller or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Seller shall obtain such Consent prior to the Effective Time.

6.8 Preservation of Employment Relations Prior to Effective Time. Seller will use its best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Seller through the Effective Time.

6.9 Compliance with Rules. Seller shall comply with the requirements of all applicable Rules, the noncompliance with which would have a Material Adverse Effect.

6.10 Seller Benefit Arrangements. At the Effective Time, all Seller Benefit Arrangements, except for the Change of Control Agreements, shall be terminated, without the imposition of any liability therefor to SoCal, SoCal Bank or Seller. At the Effective Time, SoCal or SoCal Bank shall pay the full amounts listed in Schedule II hereof, without deduction or offset, to the persons identified in Schedule II as being entitled to receive such payment; provided, however, such amounts and payments will only be required to the extent that they are otherwise due and payable pursuant to the agreements underlying such obligations.

6.11 No Shop. Seller shall not, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Seller shall promptly notify SoCal (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Seller: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing twenty-five percent (25%) or more of the assets of Seller; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing twenty-five percent (25%) or more of the voting power of Seller; a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Seller Stock; a solicitation of proxies in opposition to approval of the Agreement by Seller shareholders; or a public announcement by another Person (besides SoCal) of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.11 or elsewhere in this Agreement, nothing shall prevent Seller from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of Seller Stock if and only if, prior to participating in any of the foregoing, (A) the board of directors of Seller concludes in good faith that the Competing Transaction is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to holders of Seller Stock from a financial point of view than the transaction contemplated by this Agreement; (B) the board of directors of Seller determines in good faith, taking into consideration the written advice of outside counsel, that participating in any such action is necessary or advisable for it to act in a manner not inconsistent with its fiduciary duties under applicable law; and (C) at least 48 hours prior to providing any information or data to any Person or entering into discussion or negotiations with any Person, the board of directors of Seller notifies SoCal of such inquiries, proposals or offers received by, any information requested from, or any such discussion or negotiations sought to be initiated or continued with Seller and thereafter shall keep SoCal informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any discussions or negotiations.

6.12 Establishment of Accruals. If requested by SoCal, five (5) Business Days immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those to be adopted by SoCal (as such practices and methods are to be applied to Seller from and after the Effective Time) and reflect SoCal’s plans with respect to the conduct of Seller’s business following the Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accrual and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in the Agreement or be deemed to have a Material Adverse Effect.

6.13 Access to Operations. Seller shall afford to SoCal and its authorized agents and representatives, access to the operations, books, and other information relating to Seller for the sole purpose of assuring an orderly transition of operations, including any data processing conversion, in the Merger. SoCal shall give reasonable notice for access to Seller, and the date and time of such access will then be mutually agreed to by SoCal and Seller. SoCal’s access shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers and employee relations and which does not interfere with the ability of Seller to consummate the transactions contemplated by this Agreement.

6.14 Access to Employees. SoCal shall have the right, but not the obligation, prior to the Effective Day, to provide training to employees of Seller who will become employees of the Surviving Bank. Such training shall be at the expense of SoCal and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by SoCal. At the request of SoCal, Seller shall compensate employees, in accordance with Seller’s customary policies and practices, for the employee’s time being trained by SoCal. Seller shall cooperate with SoCal to make such employees available for such training prior to Closing. Nothing in this Section is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than SoCal or Seller.

ARTICLE 7

FURTHER COVENANTS OF SOCAL AND SELLER

7.1 Shareholder Meeting and Proxy Statement.

(a) Seller will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the “Seller Shareholders' Meeting”) to be held as soon as practicable, for the purpose of voting on this Agreement and the Merger. In connection with the Seller Shareholders’ Meeting, (i) the board of directors of Seller shall, subject to the board’s fiduciary duties, recommend shareholder approval of the Merger, the Bank Merger, this Agreement and related matters; and (ii) Seller shall use its reasonable best efforts to obtain such shareholder approval by the largest possible percentage.

(b) As promptly as practicable, Seller shall prepare the Proxy Statement. Seller shall pay all third party costs (including Seller’s legal and accounting fees and printing and mailing expenses) associated with the preparation and mailing of the Proxy Statement. At the time the Proxy Statement is mailed to the shareholders of Seller, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(d) After the date of the mailing of the Proxy Statement, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to amend or supplement the Proxy Statement so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Seller.

7.2 Filings. Each of the Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable Rules enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

7.3 Applications. SoCal will promptly prepare and file, or cause to be prepared and filed, any applications or notices to bank regulatory agencies necessary to consummate the transactions contemplated hereby. SoCal shall afford Seller a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof as well as all correspondence and comment letters relating to such applications. The Parties covenant and agree that the Proxy Statement and all applications to the appropriate Governmental Entities for approval or Consent to the transactions contemplated hereby, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. SoCal will use its best efforts to obtain all required regulatory approvals or Consents and Seller shall cooperate with SoCal in such efforts.

7.4 Further Assurances. SoCal and Seller agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Merger and the transactions contemplated in this Agreement. SoCal and Seller agree to take such further action as may reasonably be requested to facilitate consummation of the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

ARTICLE 8

CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of SoCal and Seller to consummate the Merger, the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Seller.

(b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger, the Bank Merger substantially in the forms contemplated by this Agreement, unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

(c) On or before December 31, 2007, the Parties shall have received any required Consent from the FRB, the DFI, the FDIC and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement and in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to SoCal or the Surviving Bank after the Merger or the Bank Merger that SoCal concludes would have a Material Adverse Effect on any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Merger and the Bank Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Seller, at or prior to the Effective Time, and all required waiting periods shall have expired and the Merger and Bank Merger shall be closed; provided, however, in the event that either (i) applications have been made for all required Consents from Governmental Entities but one or more of such applications for Consents is still pending on December 31, 2007, or (ii) one or more waiting periods imposed on such Consents shall not have expired by December 31, 2007, SoCal may request and Seller shall grant an extension of the December 31, 2007 deadline to January 31, 2008.

(d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Merger substantially in the forms contemplated by this Agreement or which would not permit the businesses presently carried on by Seller and SoCal to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

8.2 Additional Conditions to Obligations of SoCal to Close. The obligations of SoCal to consummate the Merger, the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) All actions necessary to authorize the execution, delivery and performance of this Agreement, the consummation of the Merger and the Bank Merger and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the board of directors and shareholders of Seller.

(b) The representations and warranties of Seller contained in Article 4 of this Agreement shall have been true and correct (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and SoCal shall have received a certificate to that effect dated the Effective Time and executed on behalf of Seller by its chief executive officer and chief financial officer. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

(c) Each of the covenants and agreements of Seller contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and SoCal shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Seller.

(d) During the period from the date of this Agreement to the Effective Time, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Seller Material Adverse Effect, whether or not such event, change or effect is reflected in Seller’s Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and SoCal shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Seller. Without limiting the scope or generality of the preceding sentence, if (i) the average daily balance of Seller’s total demand deposits (excluding automated clearinghouse funds) for the 30 days preceding the Effective Date is less than $25 million, or (ii) the amount of Seller’s Adjusted Shareholders’ Equity as of the month end preceding the Effective Date is less than $12,214,000, then the occurrence of either or both of such circumstances shall be deemed to have had a Seller Material Adverse Effect.

(e) Concurrently with the execution of this Agreement, SoCal shall have received executed versions of Non-Compete Agreements, Non-Solicitation and Voting Agreements from the persons identified in Section 2.6.

(f) SoCal shall have received satisfactory evidence that the Seller Stock Option Plan has been treated as provided in Section 6.10 of this Agreement.

(g) SoCal shall have received the written resignation of each director of Seller dated as of the Effective Date.

(h) SoCal shall have received from Katten Muchin Rosenman LLP an opinion addressed to it and reasonably satisfactory to it to the effect that the Merger and the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to Seller, SoCal, or SoCal Bank.

(i) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a Material Adverse Effect.

(j) Based upon the final bills or estimates of such final bills, Seller shall have paid all Professional Fees in full prior to the Effective Time, and SoCal shall have received written evidence from Seller to such effect prior to the Effective Time. In no event shall SoCal be liable for any such Professional Fees or for any amounts payable to Seller’s advisors. “Professional Fees” means all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Seller for services rendered in connection with the transactions contemplated by this Agreement or otherwise related to the sale of Seller.

(k) SoCal shall have received from Katten Muchin Rosenman LLP an opinion addressed to it and reasonably satisfactory to it to the effect that no payment that is owed or may become due to any director, officer employee or agent of Seller will be non-deductible to Seller, SoCal or a SoCal’s subsidiary or subject to tax under Section 280(G) or Section 4999 of the Code, nor will Seller, SoCal. or a SoCal subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(l) At the Effective Time, Seller shall have complied with its obligations and duties concerning dissenters’ rights under Chapter 13 of the CGCL.

(m) A consent to the assignment to SoCal or SoCal Bank of that certain agreement by and between Seller and Check Gateway, dated as of January 3, 2007, including the rights to indemnification set forth in Section 7 thereof shall have been received.

(n) SoCal shall have received a waiver, substantially in the form of Exhibit E, executed by each person who is a “disqualified individual” as defined in Code Section 280G(c) who would otherwise be entitled to a payment described in Code Section 280G(b)(2)(A)(i) but for the waiver.

(o) SoCal shall have received satisfactory evidence that each of the indemnification agreements with Seller’s directors, officers and employees have been amended to limit the duration of such agreements to 48 months after the Effective Time.

8.3 Additional Conditions to Obligations of Seller to Close. The obligations of Seller to consummate the Merger, the Bank Merger and the other transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

(a) All actions necessary to authorize the execution, delivery and performance of this Agreement, consummation of the Merger and the Bank Merger and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the respective boards of directors and shareholders of SoCal.

(b) The representations and warranties of SoCal contained in Article 3 of this Agreement shall be true and correct (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Seller shall have received a certificate to that effect dated the Effective Time and executed by SoCal. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of SoCal to consummate the transactions contemplated by this Agreement.

(c) The covenants and agreements of SoCal to be performed at or before the Effective Time shall have been duly performed in all material respects; and Seller shall have received one or more certificates to that effect dated the Effective Time and executed by SoCal.

(d) During the period from the date of this Agreement to the Effective Time, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a SoCal Material Adverse Effect, whether or not such event, change or effect is reflected in SoCal’s Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Seller shall have received a certificate to that effect dated the Effective Time and executed by SoCal.

(e) Prior to or concurrent with the execution of this Agreement, Seller shall have received a fairness opinion from Carpenter & Co. to the effect that the Per Share Cash Consideration is fair to Seller’s shareholders from a financial point of view.

ARTICLE 9

EMPLOYEE BENEFITS

9.1 Employee Benefits.

(a) Following the Closing, certain employees of the Seller will have the opportunity to continue their at-will employment with the Surviving Bank; provided, however, that nothing herein contained shall be deemed to change such employees’ at-will status nor to create a contract of employment with any such employee.

(b) Continuing employees of Seller shall become eligible to participate in the SoCal‘s Benefit Arrangements after the Effective Time. Each of Seller’s employees will be credited for eligibility, participation and vesting purposes with such employee’s respective years of past service with Seller (or other prior service so credited by Seller) and all accrued vacation and sick time shall be carried over.

ARTICLE 10

TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

10.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Merger and the Bank Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Seller as follows, and in no other manner:

(a) By mutual Consent of SoCal and Seller;

(b) By SoCal or Seller, (i) if any conditions set forth in Section 8.1 shall not have been met by December 31, 2007 (or such later date as provided for in Section 8.1(c)), or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies any approval, Consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, the Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, Consent or authorization requested;

(c) By SoCal, if any conditions set forth in Section 8.2 shall not have been met, or by Seller, if any conditions set forth in Section 8.3 shall not have been met, by December 31, 2007

(or such later date as provided for in Section 8.1(c)), or such earlier time as it becomes apparent that such condition cannot be met;

(d) By SoCal, if Seller should (i) materially breach any of its representations or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

(e) By Seller, if SoCal should (i) materially breach any of its representation or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default; or

(f) By SoCal, if the shareholders of Seller fail to approve this Agreement, the Merger and Bank Merger by the requisite vote at the Seller Shareholders’ Meeting.

10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1, 11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party in connection with negotiating and implementing the transactions contemplated in this Agreement).

10.3 Waiver of Conditions. If any of the conditions specified in Section 8.2 have not been satisfied, SoCal may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 8.3 have not been satisfied, Seller may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

ARTICLE 11

GENERAL

11.1 Expenses/Termination Expenses.

(a) Seller hereby agrees that at the Closing it will reimburse SoCal for all of its Reasonable Expenses.

(b) Seller hereby agrees that, if this Agreement is terminated pursuant to (i) Sections 10.1(d) or 10.1(f) of this Agreement and/or (ii) the failure of any of the conditions set forth in Section 8.2 (except for Section 8.2(h)), it will promptly (and in no event later than two (2) Business Days after termination) reimburse SoCal for all of its Reasonable Expenses.

(c) Seller hereby agrees that if (i) (W) the board of directors of Seller fails to recommend approval of this Agreement and the Merger to the stockholders of Seller or effects a Change in Recommendation, and this Agreement and the Merger are not approved by the stockholders of Seller by the requisite vote at the Seller Stockholders’ Meeting, or (X) a Competing Transaction is proposed between the date hereof and the time of the Seller Stockholders’ Meeting and the stockholders of Seller fail to approve this Agreement and the Merger under circumstances where the board of directors of Seller continuously maintained its favorable recommendation of this Agreement and the Merger, or (Y) this Agreement is terminated after a Competing Transaction is proposed, or (Z) this Agreement is terminated after a willful breach by Seller and (ii) after the occurrence of (W), (X), (Y) or (Z), either a definitive agreement relating to a Competing Transaction is executed by Seller, or a Competing Transaction is consummated, within 12 months after the termination of this Agreement, then, upon the earlier to happen of the entering into of a definitive agreement for a Competing Transaction or of the consummating of the Competing Transaction, Seller shall promptly (and in no event later than two (2) Business Days following such event) pay SoCal a termination fee of $1,387,500 and reimburse SoCal for its Reasonable Expenses, representing liquidated damages, payable by wire transfer of immediately available funds to an account specified by SoCal.

(d) The amounts set forth in Section 11.1 (b) and (c) are in the nature of liquidated damages and do not constitute a penalty. The Parties agree that it would be impracticable or extremely difficult to fix actual damages and the amounts set forth in Section 11.1 (b) and (c) are reasonably intended to compensate for expenses incurred in connection with the negotiation of this Agreement and any lost opportunity resulting from the pendency of the transactions contemplated by this Agreement. Upon payment of an amount by Seller pursuant to Section 11.1 (b) and (c), SoCal waives any and all rights to any payments, damages, amounts, costs, fees or other expenses, and agrees that it shall not bring any action, suit or proceeding of any kind to recover any amounts in connection with any breach of this Agreement. If Seller fails to promptly pay SoCal any amounts due under Section 11.1 within the time period specified therein, Seller shall pay all costs and expenses (including attorneys’ fees) incurred by SoCal from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

(e) Except as otherwise provided in this Section and in Section 7.1, all expenses incurred by SoCal or Seller in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

11.2 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Seller.

11.3 Disclosure Letter; Exhibits; Integration. Each Disclosure Letter and exhibit delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, the exhibits and any other agreement entered into on the date hereof by the Parties constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

11.4 Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Rule to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 8 hereof.

11.5 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal court of the United States of America for the Central District of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The Parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

11.6 No Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by SoCal or Seller, in whole or in part, without the prior written Consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

11.7 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.8 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

11.9 Publicity and Reports. SoCal and Seller shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior Consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

11.10 Confidentiality. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the DFI, the FRB, the FDIC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use best efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party), provided that such return does not violate document retention policies of such Party; and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

11.11 Specific Performance. Notwithstanding the provisions of Section 11.1 concerning liquidated damages, Seller and SoCal each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

11.12 Notices. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person, (b) telexed, (c) telecopied or (d) sent by email (provided that any notice given pursuant to clauses (b), (c) and (d) is also mailed by certified or registered mail, postage prepaid), as follows:

If to SoCal, addressed to:

Mr. Jae H. Lim

Belvedere Capital Partners II LLC

One Maritime Plaza, Suite 825

San Francisco, CA 94111

Fax No. (415) 434-9918

Email: jlim@belvederecapital.com

With a copy addressed to:

John F. Stuart, Esq.

Reitner, Stuart & Moore

1319 Marsh Street

San Luis Obispo, CA 93401

Fax No. (805) 545-8599

Email: john@reitnerandstuart.com

If to Seller, addressed to:

Thomas R. Timmons

Chief Executive Officer

Spectrum Bank

15615 Alton Parkway

Irvine, CA 92618

Fax No. (949) 753-0838

Email: trtimmons@spectrumbank.com

With a copy addressed to:

Richard E. Knecht, Esq.

1301 Dove Street, Suite 900

Newport Beach, CA 92660

Fax No. (949) 851-1732

Email: rknecht@kechtlaw.com

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.12.

11.13 Knowledge. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted, provided, however, that Seller will be deemed to have “knowledge” of a particular fact or matter if any Executive Officer has actual knowledge of such fact or matter or if any such person could reasonably be expected to discover or otherwise become aware of such fact or matter in the course of making a reasonably inquiry into such areas of Seller’s business that are under such individual’s general area of responsibility.

11.14 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

11.15 Attorneys’ Fees. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

11.16 Termination of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time, except Section 5.6.

WITNESS, the signature of Belvedere SoCal as of the 13th day of July, 2007, set by its Chairman, Chief Financial Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

BELVEDERE SOCAL

By:		By:
	Chairman		Secretary

By:
Chief Financial Officer

WITNESS, the signature of Spectrum Bank, as of the 13th day of July, 2007, set by its Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

SPECTRUM BANK

By:		By:
	Chief Executive Officer		Secretary